Exhibit 99.1

SCOLR Pharma, Inc. Reports Second Quarter 2007 Financial Results

BELLEVUE, WA., August 7 2007,—SCOLR Pharma, Inc. (AMEX: DDD) today reported financial results for the three and six months ended June 30, 2007. The Company will host a live conference call today, August 7, 2007, at 11:30 a.m. (Eastern Daylight Time).

Total revenues increased to $422,056 for the three months ended June 30, 2007, compared to $279,179 for the same period in 2006. The increase was primarily a result of higher royalty income from SCOLR’s alliance with Perrigo, which has introduced five products based on its Controlled Delivery Technology (CDT®), including three in late 2006, and one in June 2007.

Net loss decreased 7%, or $156,000, to $2.1 million for the three months ended June 30, 2007, as compared to $2.3 million for the same period in 2006. This decrease was primarily due to the higher level of revenues this year.

Total revenues increased to $1.5 million for the six months ended June 30, 2007, compared to $372,000 for the same period in 2006. This increase was primarily due to non-recurring revenue payments of $609,000 of research and development income and approximately $173,000 of licensing fee income attributable to the terminated agreement with Wyeth. In addition, the Company recognized an increase in royalty income of $400,000 from Perrigo in the first six months of 2007 compared to the same period in 2006.

Net loss decreased 25%, or $1.3 million to $4.0 million for the six months ended June 30, 2007, primarily due to increased revenues, as compared to $5.4 million for the same period in 2006.

Second Quarter 2007 Highlights include:

•

SCOLR’s alliance partner, Perrigo Company, launched the fifth sustained-release nutritional product based on SCOLR’s proprietary CDT oral drug delivery platform. The new offering, a “once-daily” CDT-based calcium private label product, is manufactured by Perrigo and shipments have commenced to several national retailers. In addition to an extended-release CDT-based calcium product, Perrigo markets four other nutritional products based on SCOLR’s proprietary CDT oral drug delivery technology;

•	SCOLR entered into contract manufacturing and clinical trial management agreements to position its OTC 12-hour CDT-based ibuprofen for the initiation of U.S. pivotal trials by Q-4, 2007;

•

During the quarter we continued preparations for submission of our first Abbreviated New Drug Application for a 12-hour CDT-based pseudoephedrine product. The timing of this submission will depend on completion of the remaining submission-related information, guidance from our regulatory consultants, and input from a potential licensee;

•	Dosing of SCOLR’s fenofibrate formulation has been completed and we expect to receive data in late 2007;

•

Preclinical evaluations of early oral peramivir formulations were initiated while additional formulation work continues. Peramivir is currently being tested in clinical trials by BioCryst as a potential intramuscular and intravenous treatment for seasonal and life-threatening influenza;

•

Formulation development and prototype preparations were completed for commercial evaluation of an undisclosed CDT-based application for a major consumer products company. Prototype commercial viability testing is planned for Q-3 and Q-4 2007; and,

•

Development of SCOLR’s once-daily CDT-based risperidone and rivastigmine formulations is continuing, with the goal to start testing in late 2007/early 2008. Risperidone is used for the management of schizophrenia and bipolar mania. Rivastigmine is typically prescribed for the management of Alzheimer’s disease.

•

The United States Patent and Trademark Office issued SCOLR a fifth patent (#7,229,642) entitled “Amino acid modulated extended release dosage form”. This new patent is the third for SCOLR’s amino acid-based CDT drug delivery platform. SCOLR Pharma’s amino acid-based technology is one of the patented/proprietary approaches within its CDT drug delivery platform for formulating novel tablets and capsules;

Daniel O. Wilds, SCOLR Pharma’s President and CEO, said, “We continue to be very excited about the momentum that Perrigo is developing with our sustained-release nutritional products based on our proprietary CDT oral drug delivery platform. The introduction in June of a fifth product is off to a solid start and we are also pleased with the progress of our CDT-based product development programs and research collaborations during the second quarter. We expect to begin pivotal trials of our ibuprofen formulation by the fourth quarter of 2007 and submit a New Drug Application (NDA) in 2008. Additionally, we are encouraged by the licensing and partnering discussions underway with a number of pharmaceutical companies interested in our CDT-based extended-release ibuprofen program and we remain optimistic that we will be able to identify a new partner in 2007.

For the three months ended June 30, 2007, research and development expenses decreased 15% or $248,450, to approximately $1.4 million, compared to approximately $1.6 million for the same period in 2006. This decrease was primarily due to the timing of SCOLR’s clinical trials.

For the three months ended June 30, 2007, general and administrative expenses decreased 26%, or $400,702, to $1.1 million for, compared to $1.5 million for the same period in 2006, primarily due to reduced expenses associated with compliance with the Sarbanes-Oxley Act of 2002, and Financial Accounting Standard 123R implementation costs in 2006.

For the six months ended June 30, 2007, research and development expenses increased 7%, or $99,761, to approximately $3.2 million compared to approximately $3.0 million for the same period in 2006. The increase for the first six months of 2007 was primarily due to increases of $262,261 in salaries and wages and employee benefits costs for additional head count and salary increases, offset by a decrease of $154,863 in supplies and clinical trial expenses related to our projects. The lower clinical trials and supplies expense reflects the timing of certain clinical trials and acquisition of related materials.

For the six months ended June 30, 2007, general and administrative expenses decreased 31%, or $1.0 million to $2.3 million for the six months ended June 30, 2007, compared to $3.3 million for the same period in 2006, primarily due to reduced costs associated with compliance with the Sarbanes-Oxley Act of 2002, Financial Accounting Standard 123R implementation costs in 2006, and a decrease in employee and director non-cash, share-based compensation costs in 2006.

As of June 30, 2007, the Company had $13.1 million of working capital compared to $16.2 million as of December 31, 2006. The Company believes that its cash, cash equivalents and short-term investments will be sufficient to fund its operations at planned levels through early 2008.

Product Information

Peramivir is the active ingredient in BioCryst’s intramuscular and intravenous treatment being evaluated in clinical trials for seasonal and life threatening influenza. Risperidone is the active ingredient in Risperdal®, Janssen, L.P.’s product for the management of schizophrenia and bipolar mania. Rivastigmine is the active ingredient in Excelon®, Novartis’ product for the management of Alzheimer’s disease. Fenofibrate is the active ingredient in Tricor®, an Abbott product for hypercholesterolemia (elevated total cholesterol).

Conference Call

As previously announced, SCOLR Pharma will host a conference call on August 7, 2007, at 11:30 a.m. (Eastern Daylight Time). Shareholders and other interested parties may participate in the conference call by dialing +1 800 901 5217 (domestic) or +1 617 786 2964 (international) and entering access code 89141846, a few minutes before 11:30 a.m. EDT on August 7, 2007. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.scolr.com.

A replay of the conference call will be accessible two hours after its completion through August 21, 2007, by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 83931369. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com, www.streetevents.com and www.scolr.com.

Financial Information

SCOLR Pharma, Inc.

BALANCE SHEET

	June 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$12,518,124	$15,217,946
Short-term investments	896,337	993,542
Accounts receivable	434,361	864,620
Interest and other receivables	6,324	15,576
Prepaid expenses	532,193	347,136

Total current assets	14,387,339	17,438,820
Property and Equipment — net of accumulated depreciation of $1,013,241 and $854,420, respectively	897,591	730,512
Intangible assets — net of accumulated amortization of $348,718 and $319,903, respectively	406,790	325,148

	$15,691,720	$18,494,480

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$426,974	$189,065
Accrued expenses	765,203	825,158
Deferred revenue	—	185,577
Current portion of term loan	76,409	—

Total current liabilities	1,268,586	1,199,800
Long-term portion of term loan	152,073	—
Fair value of warrants to purchase common stock	—	1,171,045

Total liabilities	1,420,659	2,370,845
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $.01 par value, none issued or outstanding	—	—
Common stock, authorized 100,000,000 shares, $.001 par value, 38,150,146 and 38,048,146 issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	38,150	38,048
Additional paid-in capital	65,456,445	63,139,210
Accumulated other comprehensive gain	76	55
Accumulated deficit	(51,223,610)	(47,053,678)

Total stockholders’ equity	14,271,061	16,123,635

	$15,691,720	$18,494,480

SCOLR Pharma, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues
Licensing fees	$—	$19,231	$173,077	$38,461
Royalty income	422,056	259,948	747,676	333,564
Research and development income	—	—	621,222	—

Total revenues	422,056	279,179	1,541,975	372,025
Operating expenses
Marketing and selling	225,374	188,628	475,256	375,495
Research and development	1,377,499	1,625,949	3,173,374	2,959,242
General and administrative	1,112,244	1,512,946	2,288,742	3,300,255

Total operating expenses	2,715,117	3,327,523	5,937,372	6,634,992

Loss from operations	(2,293,061)	(3,048,344)	(4,395,397)	(6,262,967)
Other income (expense)
Unrealized gain on fair value of warrants	—	639,409	—	635,243
Interest income	185,345	233,510	390,321	364,747
Interest expense	(5,615)	—	(5,775)	(159)
Other	—	(93,519)	2,941	(93,510)

Total other income (expense)	179,730	779,400	387,487	906,321

NET LOSS	$(2,113,331)	$(2,268,944)	$(4,007,910)	$(5,356,646)

Net loss per share, basic and diluted	$(0.06)	$(0.06)	$(0.11)	$(0.15)

Shares used in computing basic and diluted net loss per share	38,130,640	37,340,852	38,107,698	36,270,273

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

Contact:

Investor Relations:

Cameron Associates

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com